Exhibit 99.1

Financial Update by CFO

September 20, 2002

With the passage of about four weeks since the previous teleconference comment update, the financial results for the third quarter of 2002 have become somewhat more visible.  The persistence of a lack of economic recovery in our industry continues to manifest itself in uncertainty amongst our customers, with a resulting scenario of depressed rates for new systems orders, along with pushouts and cancellations. The lack of recovery and growth in orders is yielding a current estimate of 3Q02 revenue which could be down about 50% from the second quarter of 2002.  Based on the projected revenue level and product mix for the quarter, gross margin, exclusive of special charges, could drop into the single digits.  Operating expenses, excluding the impact of the recent business level adjustment actions, look to be about the same on an absolute dollar basis as 2Q02.  Additional nonrecurring operating expenses which only impact 3Q02, such as certain reserve adjustments and employee charges, could total in the range of $1 million - $1½  million.  The special charges in 3Q02 related to the cost reduction plan could approximate $12 million - $13 million, related to such items as discontinued projects and product lines, severance costs, and closure of facilities.  The paperwork for the R&D tax credit appeal is in Washington, D.C. for final IRS review.  We are still anticipating the $3 million - $4 million positive tax provision to be recognized in 3Q02, but it is totally dependent on the IRS review process, so may slip into 4Q02.  In 4Q02, we are estimating that revenue sequentially could be up approximately 100% from the third quarter of 2002.  Gross margin for 4Q02 may come in at the 2Q02 level of about 35%, based on the projected product mix for the fourth quarter.  Operating expenses for 4Q02 should reflect the impact of the cost reduction plan and be about 20% less than 3Q02 on an absolute dollar basis.  Overall, the cost reduction plan should reduce our operating breakeven point by about 20%, from a revenue amount of about $30 million per quarter to about $24 million per quarter.  We anticipate not booking any income tax provision for 4Q02.  For the full year of 2003, we are anticipating revenue to be up somewhat, perhaps 15%-25%, compared to 2002.  Gross margin looks to be hitting a 43% - 47% range.  Operating expenses are expected to decrease by about 10% on an absolute dollar basis.  The anticipated tax rate for 2003 is still about 10%.

Safe Harbor Statement

Certain of the statements contained herein may be considered forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as the cyclicality in the nanotechnology thin-film head and semiconductor industries, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the company’s systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, sole or limited sources of supply, international sales, customer concentration, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies, the effects of the California power shortage and any adverse effects of the recent terrorist attacks in the United States on the economy in general or our business in particular.  Such risks and uncertainties are described in the company’s SEC reports including the company’s Annual Report on Form 10-K filed as of December 31, 2001 and form 10-Q filed as of June 30, 2002.